EXHIBIT 99.1

Vical Reports First Quarter 2017 Financial Results

VL-2397 Data to be presented at ASM Microbe 2017 Conference in June

SAN DIEGO, May 15, 2017 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months ended March 31, 2017. Net loss for the first quarter of 2017 was $2.8 million, or $0.25 per share, compared with a net loss of $2.4 million, or $0.26 per share, for the first quarter of 2016. Revenues for the first quarter of 2017 were $3.2 million, compared with revenues of $4.6 million for the first quarter of 2016, reflecting revenues from Astellas Pharma Inc. for manufacturing services performed under our ASP0113 collaborative agreements.

Vical had cash and investments of $39.2 million at March 31, 2017. The Company’s net cash burn for the first quarter of 2017 was $1.8 million, which was consistent with the Company’s full year guidance of between $8 million and $11 million.

Program updates include:

ASP0113 CMV Therapeutic Vaccine

  The multinational Phase 3 registration trial in HCT recipients completed enrollment in September 2016 with a total of 515 subjects. Dosing in the trial was completed in April 2017 and the follow-up period is expected to be finished in September 2017. The primary endpoint of the trial is a composite of overall mortality and CMV end organ disease which will be assessed one year after transplantation. Astellas expects top-line data to be available in the first quarter of 2018. Vical and Astellas continue to make progress towards a potential BLA filing in 2018.

VCL-HB01 HSV-2 Therapeutic Vaccine

  Recruitment into the Phase 2 trial of the VCL-HB01 HSV-2 therapeutic vaccine has been completed with a total of 261 subjects enrolled at 15 U.S. clinical sites.  VCL-HB01 is formulated with Vaxfectin® and encodes two full-length HSV-2 antigens gD and UL46, and is designed to reduce recurrences in patients with symptomatic genital HSV-2 infection. Healthy adult subjects, 18 to 50 years of age, have been randomized 2:1 to receive either vaccine or placebo to evaluate the efficacy and safety of the vaccine. The primary endpoint of the study is annualized lesion recurrence rate which is a clinically meaningful endpoint for both patients and treating physicians as it provides important information on the number of recurrences over time in this chronic disease setting. Vical expects to deliver top-line results during the second quarter of 2018.

VL-2397 Antifungal

  The VL-2397 development program will be featured in four poster presentations and an oral presentation at the June ASM Microbe meeting in New Orleans.
  Vical has completed its first-in-human Phase 1 trial of its novel antifungal, VL-2397. The randomized, double-blind, placebo-controlled trial was designed to evaluate safety, tolerability and pharmacokinetics of single and multiple ascending doses of intravenous VL-2397 in 96 healthy volunteers. Results point to a favorable safety and pharmacokinetic profile for VL-2397. The data will be highlighted in one of the four poster presentations at ASM Microbe.
  Vical plans to conduct a Phase 2 efficacy study to evaluate VL-2397 for the treatment of invasive aspergillosis and is working with clinical experts and the FDA towards this objective. The FDA has granted Vical Qualified Infectious Disease Product (QIDP), Orphan Drug and Fast Track designations to VL-2397 for the treatment of invasive aspergillosis. Under the QIDP designation Vical has been able to interact intensively with the FDA on the design of the Phase 2 trial and in exploring an expedited development pathway for VL‑2397.
  Invasive aspergillosis represents a major unmet medical need given the high mortality rate in immunocompromised patients, despite availability of current antifungal therapies.

Vical will conduct a conference call and webcast today, May 15, at noon Eastern Time, to discuss the Company’s financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719)325-2361 (preferred), or (888)466-4462 (toll-free), and reference confirmation code 9047479. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719)457-0820 (preferred) or (888)203-1112 (toll-free) and enter replay passcode 9047479. The call will also be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858)646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical’s HSV-2 vaccine, VL-2397 or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory allowances or guidance necessary to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials will be initiated or completed on the timelines Vical currently expects, whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended
Statements of Operations	March 31,
(in thousands, except per share amounts)	2017	2016
Revenues:
Contract revenue	$2,901	$4,088
License and royalty revenue	304	516
Total revenues	3,205	4,604
Operating expenses:
Research and development	3,300	2,478
Manufacturing and production	1,309	2,846
General and administrative	1,509	1,790
Total operating expenses	6,118	7,114
Loss from operations	(2,913)	(2,510)
Net investment and other income	89	87
Net loss	$(2,824)	$(2,423)
Basic and diluted net loss per share	$(0.25)	$(0.26)
Weighted average shares used in computing
basic and diluted net loss per share	11,101	9,217

Balance Sheets	March 31,	December 31,
(in thousands)	2017	2016
Assets:
Cash, cash equivalents, and marketable
securities, including restricted	$37,091	$38,932
Other current assets	10,106	8,935
Total current assets	47,197	47,867
Long-term investments	2,108	2,046
Property and equipment, net	964	1,173
Other assets	1,172	1,198
Total assets	$51,441	$52,284

Liabilities and stockholders' equity:
Current liabilities	$8,855	$7,145
Stockholders' equity	42,586	45,139
Total liabilities and stockholders' equity	$51,441	$52,284

Contacts:
Andrew Hopkins
(858) 646-1127
Website:  www.vical.com

Anthony Ramos
Vice President and Chief Accounting Officer